Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Flowco Holdings Inc. of our report dated April 26, 2024, except for the change in the manner in which the Company accounts for goodwill and leases discussed in Note 2 to the consolidated financial statements, as to which the date is August 30, 2024, relating to the financial statements of Flowco Production Solutions, L.L.C., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 20, 2024